Exhibit 10.1

SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT

    THIS SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT is made as of April 2, 2025, between TELEFLEX INCORPORATED (the “Company”) and John Deren (“Executive”).

Background

    A.    Executive is employed by the Company as its Executive Vice President and Chief Financial Officer.

    B.    The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of Executive’s employment under circumstances specified herein and to provide also for certain commitments by Executive respecting the Company.

Terms

    THE PARTIES, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, agree as follows:

1.Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section.

    “Affiliate” of any Person means any other Person that controls, is controlled by or is under common control with the first mentioned Person.

    “Agreement” preceded by the word “this” means this Senior Executive Officer Severance Agreement, as amended at any relevant time.

“Annual Incentive Plan” means the Management Incentive Plan (MIP) or Executive Incentive Plan (EIP) of the Company providing for the payment of annual bonuses to certain employees of the Company, including Executive, as such Plans may be amended from time to time or, if such Plans shall be discontinued, any similar Plan or Plans in effect at any relevant time.

“Base Salary” of Executive means the annualized base rate of salary paid to Executive as such may be increased from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.

“Change of Control Severance Agreement” means the Executive Change In Control Agreement between the Company and Executive relating to termination of employment of Executive after the occurrence of a Change of Control of the Company (as defined in such agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” with respect to the commencement of any compensation or provision of benefits pursuant to this Agreement means the first day of the seventh month beginning after the Termination Date.

“Confidential Information” has the meaning specified therefor in Section 8.

“Disability” shall mean Executive’s continuous illness, injury or incapacity for a period of six (6) consecutive months.

“Employment” means substantially full-time employment of Executive by the Company or any of its Affiliates.

“Good Reason” means the occurrence of one or more of the following:

(a)A change of the principal office or workplace assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change.

(b)A material reduction by the Company of the executive title, duties, responsibilities, authority, status, reporting relationship or executive position of Executive; provided that if the Company sells or otherwise disposes of any part of its business or assets or otherwise diminishes or changes the character of its business, the change in the magnitude or character of the Company’s business resulting therefrom will not itself be deemed to be a reduction of Executive’s responsibilities, authority or status within the meaning of this clause (b).

(c)A material reduction of Executive’s Base Salary or a material reduction in the Executive’s annual target incentive opportunity under the Annual Incentive Plan.

    “Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (a) the last day of the Severance Compensation Period or (b) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.

    “Insurance Benefits Period” means the period commencing on the Termination Date and ending on the earlier of (a) the last day of the Severance Compensation Period or (b) the first date on which Executive is eligible to participate in a life and/or accident insurance plan maintained by another employer.

“Notice of Termination” has the meaning specified therefor in Section 3.

“Performance Period” applicable to any compensation payable (in cash or other property) under any Plan, the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, means the period of time over which such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.

“Person” means an individual, a corporation or other entity or a government or governmental agency or institution.

“Plan” means a plan of the Company for the payment of compensation or provision of benefits to employees in which plan Executive is or was, at all times relevant to the provisions of this Agreement, a participant or eligible to participate.

“Prorated Amount” has the meaning specified therefor in Section 4(c).

“Release” has the meaning specified therefor in Section 7.

“Severance Compensation Period” means the 24 month period commencing on the day after the Termination Date.

“Termination Date” means the date specified in a Notice of Termination complying with the provisions of Section 3, as such Notice of Termination may be amended by mutual consent of the parties, which date shall be the date Executive’s Termination of Employment occurs.

“Termination of Employment” means a cessation of Employment for any reason, other than a cessation occurring (a) by reason of Executive's death or Disability or (b) under circumstances which would entitle Executive to receive compensation and benefits pursuant to the Change of Control Severance Agreement. Executive’s Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the “separation from service” requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or actual period of service, if less).

“Year of Termination” means the Year in which Executive’s Termination Date occurs.

“Year” means a fiscal year of the Company.

2.Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is at will and, except as the parties may hereafter agree in writing, such employment may be terminated by either party at any time, subject only to the giving of prior notice pursuant to Section 3. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.

3.Notice of Termination of Employment. The party initiating any Termination of Employment shall give written notice thereof to the other party (a “Notice of Termination”) in accordance with Section 15 hereof. A Notice of Termination shall (a) state with reasonable particularity the reasons for such Termination of Employment, if any, which are relevant to Executive’s right to receive compensation and benefits pursuant to this Agreement and (b) specify the date such Termination of Employment shall become effective which, without the consent of such other party, shall not be earlier than 30 days after the date of such Notice of Termination; provided that the Company shall have the option to continue paying the Base Salary of the Executive for up to 30 days following the date of the Notice of Termination in lieu of the requirement that Executive consent to a Termination Date earlier than 30 days after the date of the Notice of Termination.
4.
5.Compensation upon Termination of Employment. Subject to the terms of this Agreement, upon Termination of Employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason, Executive will receive from the Company the following payments and benefits:

(a)Cash Bonuses for Years Preceding the Year of Termination. If any cash bonus pursuant to an Annual Incentive Plan in respect of a Performance Period which ended before the Year of Termination shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive such bonus in the amount of Executive’s award earned for the Performance Period in the form of a single lump sum cash payment on the latest of (i) the 15th day following the Termination Date, (ii)the date that is two and one-half (2-1/2) months following the end of the Performance Period, or (iii) the date the bonus is payable in accordance with the terms of the Annual Incentive Plan; provided, however, that if any such Annual Incentive Plan requires, as a condition to eligibility for payment, that a participant be employed by the Company on the date payment is made, then payment of the bonus under such Annual Incentive Plan for the Performance Period ended before the Year of Termination shall be made in the form of a single lump sum cash payment on the Commencement Date.

(b)Continuation of Base Salary. The Company will pay Executive (i) on the Commencement Date an amount equal to seven-twelfths of Executive’s Base Salary as in effect immediately prior to the Termination Date, and (ii) each month thereafter during the Severance Compensation Period an amount equal to one-twelfth of Executive’s Base Salary as in effect immediately prior to the Termination Date.

(c)Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date. If the Termination Date occurs before the last day, but after completion of at least six (6) months, of a Performance Period under the Annual Incentive Plan, the Company will pay Executive the Prorated Amount of Executive’s award under the Annual Incentive Plan for that Performance Period. The amount of the award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been achieved at the end of the Performance Period (provided that any individual performance component shall be equal to the target award amount for such component). The “Prorated Amount” of the award means an amount equal to the portion of the award which bears the same ratio to the amount of the award as the portion of such Performance Period expired immediately before the Termination Date bears to the entire period of such Performance Period. The amount to which Executive is entitled under this Section 4(c) shall be paid in the form of a single lump sum cash payment on the later of the Commencement Date or the date that is two and one-half (2-1/2) months following the end of the Performance Period.

(d)Vehicle Allowance. If Executive received a cash vehicle allowance as of the Termination Date, Executive shall be entitled to continue to receive such cash vehicle allowance during the Severance Compensation Period in an amount equal to the cash vehicle allowance in place immediately prior to the Termination Date. The allowance shall generally be paid in equal monthly payments; provided, however, that payment of the monthly payments shall not begin until the Commencement Date. On the Commencement Date, Executive shall receive a lump sum cash payment equal to the sum of the monthly payments that would have been paid between the Termination Date and Commencement Date plus the monthly payment for the month in which the Commencement Date occurs. The Company will pay the monthly cash vehicle allowance payment each month thereafter during the Severance Compensation Period on the first day of each month following the Commencement Date.

(e)Outplacement. The Company shall reimburse Executive for expenses incurred for outplacement services during the Severance Compensation Period, up to a maximum aggregate amount of $20,000, which services shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service expenses incurred by Executive on or prior to the last day of the second calendar year following the Termination Year.

(f)Health Care Coverage. During the Health Care Continuation Period, the Company will provide health care coverage under the Company’s then-current health care Plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If the continuation of coverage under the Company’s health care Plan for Executive and Executive’s spouse and eligible dependents results in a violation of Section 105(h) of the Code, the continuation of coverage will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company being additional taxable income. If the continuation of coverage under the Company’s health care Plan will be on an after-tax basis, the Executive a will be entitled to a payment for each applicable month during the Health Care Continuation Period so that Executive will be in the same position as if the continuation of coverage could have been provided on a pre-tax basis (the “Health Care Payment”). The Company will pay Executive (i) on the Commencement Date a single lump sum cash payment in an amount equal to Health Care Payment applicable to the first six (6) months of the Health Care Continuation Period, and (ii) on the last day of each appliable month thereafter during the Health Care Continuation Period, including the month in which the Commencement Date occurs, if applicable, an amount equal to the Health Care Payment for that month. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin at the end of the Health Care Continuation Period. Notwithstanding the preceding, if Executive and Executive’s spouse and eligible dependents are not eligible to continue health care coverage under the Company’s health care Plan, the Company will reimburse Executive in cash on the last day of each month during the Health Care Continuation Period (or balance thereof) an amount based on the cost actually paid by Executive for that month to maintain health insurance coverage from commercial sources that is comparable to the health care coverage Executive last elected as an employee for Executive and Executive’s spouse and eligible dependents under the

Company’s health care Plan covering Executive, where the net monthly reimbursement after taxes are withheld will equal the Company’s portion of the cost paid by the Executive for that month’s coverage determined in accordance with the Company’s policy then in effect for employee cost sharing, on substantially the same terms as would be applicable to an executive officer of the Company.

(g)Life and Accident Insurance. Subject to the terms, limitations and exclusions of the Plan or Plans for provision of life and accident insurance and the Company’s related policies of group insurance, (i) during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage which Executive last elected to receive as an employee under the applicable Plan for such benefits, subject to modifications from time to time of the coverage available under such Plan or related insurance policies which are applicable generally to executive officers of the Company, (ii) during the period from the Termination Date through the Commencement Date, Executive shall pay the entire cost of such life and accident insurance coverage and (iii) on the Commencement Date the Company will reimburse Executive for the Company’s share (determined in accordance with the next sentence) of any premiums paid by Executive for such life and accident insurance during the period from the Termination Date to the Commencement Date. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company. The Company shall pay its share of such premiums to the applicable insurance carrier(s) on the due date(s) established by such carrier(s), but in no event later than the last day of the calendar year in which such due date(s) occurs.
(h)
(i)Taxable Benefits. Any taxable welfare benefits provided pursuant to this Section 4 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the applicable Severance Compensation Period, as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. If Executive is a “specified employee”, as defined in Code Section 409A, then during the period of six (6) months immediately following Executive’s Termination of Employment, Executive shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Executive for any such payments on the first business day that is more than six (6) months after the Termination Date.

6.Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (a) taxes withheld by the Company in accordance with the requirements of law and (b) deductions for the portion of the cost of certain benefits to be borne by Executive pursuant to Sections 4(f) and (g).

7.Compensation and Benefits Pursuant to Other Agreements and Plans. Nothing in this Agreement is intended to diminish or otherwise affect Executive’s right to receive from the Company all compensation payable to Executive by the Company in respect of his Employment prior to the Termination Date pursuant to any agreement with the Company (other than this Agreement) or any Plan.

8.Executive’s General Release and Resignations. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 4, (a) in the event Executive is serving as a member of the Board and/or as a director or officer of any of the Company’s Affiliates at the time of his Termination of Employment, the Company shall have received from Executive, within 10 days following the Termination Date, a written resignation from the Board and as an officer and director of all of the Company’s Affiliates, as applicable (the “Written Resignation”); and (b) a waiver and release agreement in substantially the form of Exhibit A executed by Executive (the “Release”), which shall be executed and delivered to the Company on or before the date upon which the 21-day review period set forth in Section 7 of the Release expires, and Executive shall not thereafter revoke the Release. If Executive fails to deliver the Written Resignation or fails to execute, or if Executive revokes, the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive shall be required to reimburse to the Company any payments or benefits received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to Sections 8 and 9 shall continue in force.

9.Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company and its Affiliates, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, (a) each of the parties (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; and (b) nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its Affiliates without the prior written consent of the Company’s General Counsel or other officer designated by the Board.

Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
10.Restrictive Covenants.

(a)Covenant Not to Compete.
(b)
(i)Executive agrees that, for a period 24 months after the Termination Date (the “Non-Compete Period”), Executive will not, at any time, directly or indirectly, engage in, or have any interest on behalf of himself or others in any Person or business other than the Company (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in similar business activities to the Company in a particular market and product line, and in the specific geographic areas in which the Company is engaged or has been engaged in the preceding 12 months for that particular market and product line (the “Business Activities”).
(ii)
(iii)Notwithstanding the foregoing, Executive may (A) engage, participate or invest in, or be employed by, an entity that is engaged in the Business Activities (a “Competing Entity”) so long as (1) the Annual Revenues derived by the Company from the Business Activities in which the Competing Entity is engaged do not exceed $50 million in the aggregate and (2) the Annual Revenues derived by the Competing Entity from the Business Activities do not exceed $50 million in the aggregate; (B) engage, participate or invest in, or be employed by, a Competing Entity so long as the Business Activities for which Executive has oversight do not exceed five percent (5%) of the total Annual Revenues of such Competing Entity; or (C) acquire solely as an investment not more than two percent (2%) of any class of securities of any Competing Entity if such class of securities is listed on a national securities exchange, so long as Executive remains a passive investor in such entity. For purposes of this Section 9(a)(ii), the term “Annual Revenues” shall mean annual revenues for the most recently completed fiscal year.

(c)Hiring of Employees. During the Non-Compete Period, the Executive agrees that Executive will not directly or indirectly solicit for employment, or hire or offer employment to, (i) any employee of the Company unless the Company first terminates the employment of such employee, or (ii) any person who at any time during the 180 day period prior to the Termination Date was an employee of the Company.

(d)Non-Solicitation. Executive hereby agrees that, during the Non-Compete Period, Executive will not directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company (including, by divulging any Confidential Information to any competitor or potential competitor of the Company) any person or entity who is at the Termination Date, or at any time during the twelve (12) month period prior to the Termination Date had been, a customer of the Company with whom the Executive had direct personal contact as a representative of the Company or a potential customer whose identity is known to Executive at the Termination Date as one whom the Company was actively soliciting as a potential customer within six (6) months prior to the Termination Date.

(e)Return of Company Property. Upon a Termination of Employment Executive will deliver to the person designated by the Company all originals and copies of all documents, information and other property of the Company in Executive’s possession, under Executive’s control, or to which Executive may have access. The Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.

11.Cooperation. Following Termination of Employment, Executive shall cooperate with the Company, its officers, employees, agents, affiliates and attorneys (a) in the defense or prosecution of, or in preparation for the defense or prosecution of, any lawsuit, dispute, investigation or other legal proceedings that may be ongoing, anticipated or threatened (“Proceedings”); (b) on any other matter related to the Company or its Affiliates (“Matters”) which arose during the period in which Executive was employed by the Company and its Affiliates; and (c) in responding to any form of media inquiry or in making any form of public comment related to the Executive’s employment with the Company, including, but not limited to, the Executive’s separation from the Company. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings and/or Matters as shall from time to time be reasonably requested by the Company, and shall be within Executive’s knowledge. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses Executive incurs in so cooperating, including, by way of example and not by way of limitation, reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings or Matters outside of the city of Executive’s residence. In the event Executive is made aware of any issue or matter related to the Company, is asked by a third party to provide information regarding the Company, or is called other than by the Company as a witness to testify in any Proceeding or Matter related to the Company, Executive will notify the Company immediately in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding or Matter, unless Executive is requested or required not to do so by law enforcement or any other governmental agency or authority.

12.Equitable and Other Relief; Consent to Jurisdiction of Pennsylvania Courts.

(a)Executive acknowledges that the restrictions contained in Sections 8 and 9 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of Section 8 or 9 will result in irreparable injury to the Company. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.
(b)Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 8 or 9, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Section 4 may be automatically ceased in the event of a material breach of the covenants of Section 8 or 9, provided the Company gives Executive written notice of such breach, specifying in reasonable detail the circumstances constituting such material breach, and Executive fails to cease such activity within 15 days after Executive’s receipt of such written notice. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 8 or 9 hereof, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 15 for the giving of notices.
13.Enforcement. It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company will pay Executive the amount necessary to reimburse Executive in full for all expenses (including all reasonable attorneys’ fees and legal expenses) incurred by Executive in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Executive is determined to be frivolous by a court of final jurisdiction. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the amount of such expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company reimburse the payment of such expenses may not be liquidated or exchanged for any other benefit.
14.
15.No Obligation to Mitigate Company’s Obligations. Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except to the extent provided in Sections 4(f) and 4(g).

16.No Set-Off. Except as provided in Sections 7 and 11(b), the Company’s obligation to make the payments, and otherwise perform its obligations, provided for in this Agreement shall not be diminished or delayed by reason of any set-off, counterclaim, recoupment or similar claim which the Company may have against Executive or others.

17.Notices. All notices and other communications given pursuant to or in connection with this Agreement shall be in writing and delivered (which may be by telefax or other electronic transmission) to a party at the following address, or to such other address as such party may hereafter specify by notice to the other party:

    If to the Company, to:

        Teleflex Incorporated
        550 E. Swedesford Road
        Wayne, Pennsylvania 19087
        Attention: General Counsel

    If to Executive, to:

        John Deren
        [ADDRESS OMITTED]
        [ADDRESS OMITTED]

18.Governing Law and Venue. This Agreement will be governed by and interpreted under the laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement. Except as otherwise provided in this Agreement, venue for actions, claims or proceedings arising out of or relating to any controversy or claim arising under or relating to the Agreement shall be the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, and both parties consent to the venue and jurisdiction of these courts.
19.Parties in Interest. This Agreement, including specifically the covenants of Sections 8 and 9, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
20.Entire Agreement. This Agreement and the Change of Control Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of his Employment, and such agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Change of Control Severance Agreement or this Agreement.

21.Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder. It is the parties’ intention that the benefits and rights to which Executive could become entitled in connection with Termination of Employment comply with Code Section 409A. If Executive or the Company believes, at any time, that any of such benefit or right does not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Executive and the Company).
22.Clawback. The Company has adopted the Teleflex Incorporated Incentive Compensation Clawback Policy (“Clawback Policy”). Executive acknowledges that any incentive-based compensation paid under this Agreement may be subject to the Clawback Policy in accordance with the terms of such Clawback Policy, as the same may be amended from time to time.

23.Data Protection. By executing this Agreement, Executive hereby consents to the holding and processing of personal data provided by Executive to the Company and its Affiliates for all purposes necessary for the operation of this Agreement. This includes, but is not limited to, administering and maintaining records regarding Executive; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company or the business in which Executive works. Executive is hereby advised and directed to refer to any Company and/or Affiliate data protection policy and/or notice from time to time in place for more details about how Executive’s personal data is used.

24.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

25.Counterparts. This Agreement may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

26.Construction. The following principles of construction will apply to this Agreement:
        (a)    Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.

        (b)    The word “including” means “including without limitation.”

27.Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Senior Executive Office Severance Agreement as of the date first above written.

28.                        TELEFLEX INCORPORATED

                        By: /s/ Cameron P. Hicks
                        Name:    Cameron P. Hicks
                        Title:    Corporate VP & CHRO

                         /s/ John R. Deren
John Deren

EXHIBIT A
29.WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (“Release”) is made by and between [INSERT EMPLOYEE NAME] (“Employee”), and Teleflex Incorporated (the “Company”), together with each and every of its predecessors, successors (by merger or otherwise), parents , subsidiaries, affiliates, divisions and related entities directors, officers, employees and agents, whether present or former (collectively the “Releasees”) with respect to Employee’s employment with and separation from the Company.
WHEREAS, Employee’s employment with the Company is terminated effective [INSERT TERMINATION DATE].
NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein as well as those set forth in the Senior Executive Officer Severance Agreement entered into by Employee and the Company, dated as of [INSERT DATE OF SEVERANCE AGREEMENT] (the “Agreement” or “Severance Agreement”), and intending to be legally held bound:
1.Consideration. In consideration for the releases and other covenants set forth in the Release, after this Release becomes effective, the Company agrees to provide Employee with certain payments to be made and the benefits as provided under the Agreement and subject to the terms of the Agreement.

2. Employee’s Release. Employee hereby generally releases and discharges the Releasees from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Employee ever had or now has against the Releasees, or any one of them, arising out of or relating to Employee’s employment including any matter, thing or event occurring up to and including the date Employee signs this Release. Employee’s release specifically includes, but is not limited to:

a.any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;
b.any and all claims of unlawful employment discrimination, retaliation and harassment, and failure to accommodate; related to terms and conditions of employment; for compensation and benefits; and/or wrongful termination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, sexual orientation, gender identification, marital status or any other characteristic protected by law; and any and all claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the

Americans with Disabilities Act, the National Labor Relations Act (“NLRA”), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as amended;
c.any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence); and
d.any and all claims for attorneys’ fees, costs and interest.
This Release does not include, however, a release of Employee’s right, if any, to (i) benefits under any Company plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), including the Company’s 401(k) Plan, (ii) COBRA benefits pursuant to Code Section 4980B, (iii) unemployment or workers’ compensation benefits that may arise after Employee signs this Release, (iv) reimbursement of expenses under the Company’s expense reimbursement policies, or (v) anything which cannot be released by private agreement.
3.Cooperation. Employee acknowledges and agrees to cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys (a) in the defense or prosecution of, or in preparation for the defense or prosecution of, any lawsuit, dispute, investigation or other legal proceedings that may be on-going, anticipated or threatened (“Proceedings”); and (b) on any other matter related to the Company or its subsidiaries (“Matters”) which arose during the period of Employee’s employment with the Company and its subsidiaries. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings and/or Matters as shall from time to time be requested by the Company, and shall be within the knowledge of Employee. Such cooperation shall be provided by Employee without remuneration, but Employee shall be entitled to reimbursement for all reasonable and appropriate expenses Employee incurs in so cooperating including, but way of example and not by way of limitation, reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings and/or Matters outside of the city of Employee’s residence. In the event Employee is made aware of any issue or matter related to the Company, is asked by a third party to provide information regarding the Company, or is called other than by the Company as a witness to testify in any Proceeding or Matter related to the Company, Employee will notify the Company as soon as possible in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding or Matter unless Executive is requested or required not to do so by law enforcement or any other governmental agency or authority.
4.No Admission. Neither the execution of this Release by the Company, nor the terms hereof, constitute an admission by the Releasees of liability to Employee.
5.Confidentiality. Employee acknowledges that the terms of Sections 8 and 9 of the Agreement shall continue to apply for the balance of the time periods provided therein, and that Employee’s obligations under previously signed or otherwise executed agreements related to
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inventions, business ideas, confidentiality of corporate information, unfair competition (including but not limited to non-solicitation and non-competition covenants), and arbitration or other dispute resolution programs remain in effect.
6.Non-Disparagement. Employee agrees not to make statements to clients, customers, and suppliers of the Releasees or to other members of the public that are in any way disparaging or negative towards the Releasees or their products and services.
7.Legally Binding. This Release shall be binding upon the parties to this Release and upon their heirs, administrators, representatives, executors and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action or claims released in this Release.
8.Severability. If any term or provision of this Release other than Section 2 shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
9.Miscellaneous and Acknowledgements. Employee acknowledges (a) Employee has reported to the Company any and all work-related injuries incurred during employment; (b) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (c) Employee has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Releasee; and (d) Employee does not have a claim against the Company or any Releasee for sexual assault, sexual harassment, or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process
Notwithstanding the payment and benefits set forth in the Agreement, Employee represents and acknowledges that Employee is not owed any additional compensation for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses, excluding vested benefits.
10.Advice of Counsel; Review and Revocation Periods. Employee is hereby advised in writing to consult with an attorney prior to the signing this Release. Employee acknowledges that Employee is acting of Employee’s own free will, that Employee has read and reviewed the terms of the Release, understands its provisions, and is voluntarily entering into this Release with full knowledge of its provisions and effects. Employee further acknowledges that Employee has been given at least 21 days within which to consider this Release before signing it (“Review Period”) and that if Employee decides to execute this Release before the Review Period has expired, Employee does so voluntarily and waives the opportunity to use the full Review Period. Employee agrees with the Company that changes, whether material or
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immaterial, do not restart the running of the Review Period. Employee may revoke this Agreement seven (7) days (15 days if Employee lived or worked in Minnesota) of Employee signing it (“Revocation Period”). Employee should return a signed copy of this Release and any revocation notice to at the address set forth in Section 15 of the Agreement. Employee understands that if Employee does not sign and return this Release within the Review Period or revokes this Release within the Revocation Period, the Release will be void and Employee will not receive the consideration as stated in the Agreement. This Release will become effective and enforceable at the end of Revocation Period provided Employee does not revoke (“Effective Date”).
11.Amendments. Neither this Release nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between Employee and an authorized officer of the Company.
12.Governing Law. This Release shall be governed by the laws of the state in which Employee last worked for the Company without regard to the conflict of law principles of any jurisdiction.
13.Protected Rights. Nothing in this Release or the Agreement including but not limited to the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions, (a) limits or affects Employee’s right to disclose, discuss, or make truthful statements about sexual harassment or sexual assault disputes, or any other unlawful or unsafe Company conduct or practices; (b) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the OWBPA; or (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration.. However, by signing this Release, Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
In exchange for severance and other promises contained in this Release and the Agreement, Employee is entering into this Release voluntarily, deliberately, and with all information needed to make an informed decision to enter this Release. The Company has provided Employee with the opportunity to ask any questions regarding this Release and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.

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EMPLOYEE

Signature:
Name:
Date:
In exchange for Employee’s release of claims and other promises contained in this Release, the Company agrees to provide the benefits set forth in the Senior Executive Office Severance Agreement .

TELEFLEX INCORPORATED
By:
Name:
Title:
Date:

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STATE SPECIFIC ADDENDUM TO RELEASE

APPLIES TO INDIVIDUALS WHO LIVED OR WORKED IN THE FOLLOWING STATES: ALABAMA, CALIFORNIA, HAWAII, ILLINOIS, MASSACHUSETTS, MINNESOTA, MONTANA, NEVADA, NEW JERSEY, NORTH DAKOTA, OREGON, SOUTH DAKOTA, WASHINGTON, OR WEST VIRGINIA

1.ALABAMA. If during employment with the Company, Employee lived or worked in Alabama, the following language is added to the end of the non-disparagement section:
The non-disparagement obligation in this Release does not prevent Employee from exercising the right to (a) communicate with a law enforcement officer acting within the line and scope of the officer's law enforcement duties that a violation of the law has occurred or is occurring; (b) communicate with a government regulator acting within the line and scope of the regulator's regulatory duties that a violation of the law has occurred or is occurring; (c) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (d) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (e) confer with the obligated party's attorney for the purpose of obtaining legal advice or representation; (f) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (g) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (h) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.
2.CALIFORNIA. If during employment with the Company, Employee lived or worked in California, the following language is added to the end of the release:
Employee is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee also is not waiving the right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.
The following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful or waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the
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Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
3.HAWAII. If during employment with the Company, Employee lived or worked in Hawaii, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions shall be construed to prevent disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.
4.ILLINOIS. If during employment with the Company, Employee lived or worked in Illinois, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions is intended to or will be used in any way to limit Employee’s right to make truthful statements or disclosures regarding unlawful employment practices or precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
5.MASSACHUSETTS. If during employment with the Company, Employee lived or worked in Massachusetts, the following statutes are added to the list of statutes in the release: the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act.
6.MINNESOTA. If during employment with the Company, Employee lived or worked in Minnesota, Employee has 15 days to revoke the Release instead of seven (7). In addition, the Release shall not become effective until the 15-day revocation period expires, provided Employee does not revoke.
7.MONTANA. If during employment with the Company, Employee lived or worked in Montana, the following language is added to the end of the release:
Employee is releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY THE CREDITOR, MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR.
Employee understands that Employee is referred to in this statute as the “creditor” and the Company is referred to as the “debtor.”
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8.NEVADA. If during employment with the Company, Employee lived or worked in Nevada, the following language is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
9.NEW JERSEY. If during employment with the Company, Employee lived or worked in New Jersey, the following statutes are added to the list of statutes in the release: the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the Diane B. Allen Equal Pay Act.
In addition, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Employee does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.
10.NORTH DAKOTA. If during employment with the Company, Employee lived or worked in North Dakota, the following language is added to the release:
Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code § 9-13-02.
11.OREGON. If during employment with the Company, Employee lived or worked in Oregon, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions shall have the purpose or effect of preventing Employee from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation; or prevents Employee from disclosing the amount or fact of any settlement.
12.SOUTH DAKOTA. If during employment with the Company, Employee lived or worked in South Dakota, the following language is added to the release:
Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.
13.WASHINGTON. If during employment with the Company, Employee lived or worked in the State of Washington, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions prevents Employee from discussing or disclosing conduct, or the existence of a
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settlement involving conduct, that Employee reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Employee remains subject to the obligation to keep confidential the amount paid in settlement of any claim.
14.WEST VIRGINIA. If during employment with the Company, Employee lived or worked in West Virginia, the following language is added to the Release in the indicated places:
•“The West Virginia Human Rights Act” is added to the list of statutes in the release,
•A reference to “The toll-free number for the West Virginia Bar Association is 1-866-989-8227” is added to the advice of counsel and review and revocation periods section,
•“This confidentiality obligation does not apply to communications between Employee and (i) the West Virginia Human Rights Commission and (ii) similarly situated employees” is added to the end of confidentiality section.
4910-8505-0400.4
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